January 27, 1997,

                                     EX-99.1

                                                               BRITISH AIRWAYS
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                                              PO Box 10
                                              Heathrow Airport London
                                              Hounslow
                                              TW621A

                                              January 27, 1997


Mr. Stephen Wolf,
Chairman & CEO,
USAir, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, Virginia  22227
USA

Dear Stephen,

          We hereby resign our positions as Directors of USAir Group, Inc. ("USAir") effective immediately and will not stand for election as directors of USAir at the annual meeting of its shareholders to be held later this year.

          In addition, on behalf of British Airways plc ("BA"), we hereby waive any and all rights BA may hereafter have under Section 4.4(b) of the Investment Agreement, dated as of 21 January 1993, between USAir and BA.


                                             Yours Sincerely,



/s/Robert Ayling            /s/Derek Stevens            /s/Roger Maynard
---------------             ----------------            ----------------
Robert Ayling               Derek Stevens               Roger Maynard



cc:  USAir Board
     Michelle Bryan